                                                                     EXHIBIT (i)

Swidler Berlin                                   The Chrysler Building
Shereff Friedman, LLP                            405 Lexington Avenue
                                                 New York, NY 10174
                                                 212.973.0111| 212.891.9598 Fax

                                                 3000 K Street, NW Suite 300
                                                 Washington, DC 20007
                                                 202.424.7500| 202.424.7643 Fax
                                                 www.swidlaw.com

                                                  February 29, 2000
Prudential Diversified Bond Fund, Inc.
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102-4077

Ladies and Gentlemen:

          Prudential Diversified Bond Fund, Inc. (the "Fund") is authorized to issue and sell two billion (2,000,000,000) shares of Common Stock, par value $.001 per share (the "Shares"), in the manner and on the terms set forth in its Registration Statement on Form N-1A, as amended to date, filed with the Securities and Exchange Commission (File No. 33-55441).

          We have, as counsel, participated in various corporate and other proceedings relating to the Fund and to the Shares. We have examined copies, either certified or otherwise proved to our satisfaction to be genuine, of its Articles of Incorporation and By-Laws, as currently in effect, a certificate of good standing issued by the State Department of Assessments and Taxation of the State of Maryland and other documents relating to its organization and operation. We have also reviewed the above-mentioned Registration Statement, as amended to date, and the documents filed as exhibits thereto. We are generally familiar with the business affairs of the Fund.

          Based upon the foregoing, it is our opinion that:

          1. The Fund has been duly organized and is validly existing under the laws of the State of Maryland.

          2. The Fund is authorized to issue two billion (2,000,000,000) Shares. Under Maryland law, Shares which are issued and subsequently redeemed by the Fund will be, by virtue of such redemption, restored to the status of authorized and unissued Shares.

          3. Subject to the effectiveness of the above-mentioned Registration Statement and compliance with applicable state securities laws, upon the issuance of the Shares for a consideration not less than the par value thereof, as required by the laws of the State of Maryland, and not less than the net asset value thereof as required by the Investment Company Act of 1940, as amended, and in accordance with the terms of the Registration Statement, such Shares will be legally issued and outstanding and fully paid and non-assessable.

Prudential Diversified Bond Fund, Inc.
February 29, 2000
Page 2


          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as a part of the above-mentioned Registration Statement and with any state securities commission where such filing is required. We also consent to the reference to our firm as counsel in the prospectus filed as a part thereof. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

          We are members of the Bar of the States of New York and Maryland and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the States of New York and Maryland.

                         Very truly yours,

                         /s/ Swidler Berlin Shereff Friedman, LLP
                         Swidler Berlin Shereff Friedman, LLP


SBSF:MKN:JLS:SM:BLFS